Exhibit 99.1

Jillian Evanko Joins Greif Board of Directors

Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today that Jillian (Jill) Evanko has been elected to its Board of Directors. Ms. Evanko is President and Chief Executive Officer of Chart Industries, Inc. (NYSE: GTLS).
"We are delighted to welcome Jill to the Greif Board of Directors," said Bruce Edwards, Chairman of the Board. "Jill brings a wealth of experience in the manufacturing and industrial sectors, as well as a proven track record of driving growth and profitability. Her expertise will be invaluable as we continue to execute our strategic plan and deliver value for our shareholders."
Ms. Evanko has more than 30 years of experience in the manufacturing and industrial sectors. Prior to joining Chart in 2017, she held multiple operational and financial executive positions at Dover Corporation (NYSE: DOV) and its subsidiaries. Ms. Evanko also held financial and operational roles at Arthur Andersen LLP, Honeywell Corporation, and Sony Corporation.
In addition to her role at Chart, Ms. Evanko serves as an independent director of the Board of Parker Hannifin Corporation (NYSE: PH). She is also a member of the National Association of Manufacturers (NAM) and the US-India Strategic Partnership Forum (USISPF).
Ms. Evanko holds a Master of Business Administration (MBA) from The University of Notre Dame and a Bachelor of Science in Business Administration from La Salle University. She has been recognized for her leadership and achievements with numerous awards, including the 2020 ExxonMobil Power Play Rainmaker award, the 2020 S&P Global Platts Energy Award for Chief Trailblazer, and the World LNG Executive of the Year 2020.
"I am honored to join the Greif Board of Directors," said Ms. Evanko. "Greif is a world-class company with a strong commitment to innovation and customer service. I look forward to working with the Board and management team as the company works to achieve its strategic goals and continues create value for both its stakeholders and shareholders."

About Greif
Greif is a global leader in industrial packaging products and services and is pursuing its vision: be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, jerrycans and other small plastics, containerboard, corrugated sheets and products, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company has a workforce of more than 14,000 colleagues operating across 248 facilities in 37 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.